Exhibit (a)(5)(M)

CSS INDUSTRIES, INC.
TRANSCRIPT OF VIDEO PRESENTATION TO CSS EMPLOYEES
February 19, 2020

INTRO SLIDE/SLIDE ONE

Hello, this is Chris Munyan and this message is a follow up from the Waggl survey launched in January.

First, I want to thank all of you who participated. I know the announcement that IG Design Group (which we will refer to as “DG” through this message) and CSS entered into a merger agreement was big news and a lot to process. We chose to use Waggl to give you an opportunity to share your thoughts. Four hundred and thirty-two (432) of you participated which is great! I really appreciate you taking time to respond.

SLIDE TWO

I’d like to start off by talking about your responses to the question “What is your biggest question about the anticipated merger”.  It came through loud and clear that you want to know how things like your job, benefits and pay may be impacted in the future. This was not surprising.

In reading your responses, I noticed a misconception that jobs were guaranteed for a year. To clarify, the merger announcement video stated that anyone employed (including employees on layoff or a leave of absence) by CSS when the transaction closes will continue to be employed following the close.    The language around one-year was specific to wages and benefits and there seems to be some confusion there as well. Specifically about the statement that “DG has agreed for the first year after the transaction closes to provide annual base salary or wage levels and employee benefits that are, in the aggregate, no less favorable than those provided by CSS on January 20, 2020, the date the merger agreement was signed”.

I understand the language could be considered confusing - that is not unusual in legal documents like a merger agreement. Unfortunately, it appears that this was received by some as negative or that it meant something big was planned to happen once the year ended.

This language was actually something CSS wanted included in the merger agreement and DG supported the request. It was meant to be a positive to reduce uncertainty for our employees on the topic of pay and benefits. The language was not intended to signal anything about what might or might not occur after a year. I hope that helps clarify the intended message.

Wanting answers to the questions of “will I be impacted”, “how”, and “when” is understandable. Unfortunately, the truth is I don’t have enough information to answer these questions for you at this time.

SLIDE THREE

Until the transaction is closed, we are legally restricted in the planning of what we can do with DG. The type of planning occurring now is high level and primarily focused on how to operate initially such as:

•                  An organization reporting structure for DG’s Design Group Americas.

•                  Co-branding to address how CSS and other CSS brand names will be used.

•                  Guidelines on working with shared customers and vendors.

I certainly have thoughts and opinions about the future, but it won’t be until after the transaction is closed that more in-depth integration discussions can occur — including the vision for the future and the road map to get there.

Ultimately, it’s through post-close transition planning that we’ll work with DG on the specifics of what may change as well as what is likely to stay same. Until then, I ask for your understanding in that I don’t have answers to give you today.

SLIDE FOUR

Even if DG wasn’t planning to acquire CSS, CSS would continue to change and evolve. That’s normal in business. What I can tell you that we are excited about the opportunity to join forces and leverage our combined scale. We believe this provides opportunities for our talented employees to take on expanded roles in the future.

Furthermore, I wanted to reiterate that one of DG’s guiding principle is “do no harm”, which includes maintaining businesses continuity for both organizations. Think about what is needed for CSS to maintain business continuity — engaged and focused employees are needed.  What we are doing now is not slowing down on any current plans to develop new products, grow sales, make or improve quality products, and deliver to our customers on time

SLIDE FIVE/SLIDE SIX

Next, I’d like to talk about the rest of the survey results which I felt were quite positive and a great starting place as we move forward!

•                  Question one was “I understand the potential benefits of CSS joining IG Design Group” with a positive rating of 78%.

•                  Question two was “I believe CSS joining IG Design Group will be good for CSS overall” with a positive rating of 72%.

•                  Question three was “I’m excited for the opportunities that could result from the merger” with a positive rating of 71%

•                  And 92% of you clearly understood that “it’s business as usual” until the close of the transition.

SLIDE 7

On the topic of “it’s business as usual”, here’s a reminder. CSS and DG are both publicly traded companies.  Until the transaction is completed, it’s critical and required that we continue to operate as separate companies.  So, it is business as usual for CSS.  Please do not discuss business with your DG counterparts or confer in any manner that would be inconsistent with the activities of normal competitive companies.

SLIDE 8

On the other questions, I am very pleased to see such positive ratings. I recognize that 20-30% of employees are in the neutral area and there is nothing wrong with that. This is a big change and you have limited information, so that’s not unexpected.  I ask that you keep an open mind as we move forward because I think it’s pretty cool to consider the possibilities - through the combination of CSS with DG Americas, the enlarged US business is expected to have annual revenue in excess of $700 million!

•                  CSS will bring DG a great team, with a strong organizational infrastructure, along with a broad manufacturing and distribution footprint.

•                  DG will provide CSS with the opportunity to expand into other international markets and to further leverage our supply chain capabilities.

•                  Both DG and CSS bring additional product categories, enhancing the overall portfolio.

We believe all of this provides opportunities for our talented employees.

SLIDE 9

I’d like to also give you an update on where we are with the transaction itself. If you recall, under the terms of the merger agreement, DG will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock for $9.40 per share.  This process has begun, and our stockholders are now beginning to receive the tender offer materials.

At this point, I do not anticipate any additional companywide messages until the completion of the tender offer. If the required 51% majority of CSS shareholders tender their shares by the expiration of the tender offer, I will provide you an update. We continue to anticipate that the transaction will close during our current fiscal quarter (which ends on March 31st).

I know I’ve said this before, but it deserves repeating. If you think back to the CSS Strategy Map that we shared in 2018, our long-term goal was to be a one-billion-dollar business, to be a premier partner for our customers and to provide exceptional opportunities for our employees. Our path to achieve this goal is a little different than we anticipated, but the transaction aligns perfectly.  So, same goal, different path.

I want to thank you again for responding to the Waggl survey — it was a great first step in keeping the lines of communication open. I appreciate your patience and understanding in that we don’t have a lot of answers to give today.  We’ve shared your feedback with the DG leadership team, and they understand the importance of communication as well. After the transaction closes, we will keep you updated on the transition planning process.

In the meantime, we are not slowing down on our current plans. So please keep driving forward.

Thank you for your time.

Cautionary Statement

This communication contains forward-looking statements, including statements regarding the proposed acquisition of CSS Industries, Inc. (the “Company”) by IG Design Group Plc (“TopCo Parent”), IG Design Group Americas, Inc. (“Parent”) and TOM MERGER SUB INC. (“Merger Sub”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction with Parent and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the Company and Parent to terminate the merger agreement; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of the Company’s common stock and/or on the Company’s business, financial condition, results of operations and financial performance; risks associated with transaction-related litigation; and the ability of the Company to retain and hire key personnel; and the risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the tender offer materials that Parent, TopCo Parent and Merger Sub have filed with the SEC.  TopCo Parent, Parent and Merger Sub have filed tender offer materials on Schedule TO, including the offer to purchase, letter of transmittal and other related materials, with respect to the tender offer, and Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of the Company’s common stock at no expense to them. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by the Company with the SEC may also be obtained free of charge at the Company’s website at http://www.cssindustries.com/investor-relations.